Exhibit 99.1

The Chefs’ Warehouse, Inc. Reports First Quarter 2012 Financial Results

Net Sales Increased 17.9%

Ridgefield, CT, May 3, 2012 – The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), a premier distributor of specialty food products in the United States, today reported financial results for its first quarter ended March 30, 2012.

Financial highlights for the first quarter of 2012 compared to the first quarter of 2011:

•	Net sales increased 17.9% to $98.1 million for the first quarter of 2012 from $83.2 million for the first quarter of 2011.

•	Gross profit increased 18.2% to $26.0 million for the first quarter of 2012 from $22.0 million for the first quarter of 2011.

•	Earnings per diluted share available to common stockholders was $0.13 for the first quarter of 2012 compared to $0.06 per diluted share for the first quarter of 2011.

•

Modified pro forma earnings per diluted share available to common stockholders[1], or EPS, increased 8% to $0.13 per diluted share for the first quarter of 2012 from $0.12 per diluted share for the first quarter of 2011.

•	Adjusted EBITDA[1] increased 15.3% to $5.9 million for the first quarter of 2012 from $5.1 million for the first quarter of 2011.

“We are pleased with our first quarter results which reflect continued momentum from the previous year,” said Chris Pappas, chairman and chief executive officer of The Chefs’ Warehouse, Inc. “Our strategy continues to be increasing penetration with existing customers, expanding our customer base within our existing markets and pursuing selective acquisitions. We were thrilled to announce our April 27th acquisition of Praml, in the Las Vegas market. Praml provides an array of unique products combined with the market expertise and strong customer relations that make this a fantastic opportunity to continue our growth strategy. We are also excited to have signed a new Bronx warehouse facility lease agreement, which will allow us to better serve our core New York City market and metro New York business.”

First Quarter Fiscal 2012 Results

Net sales for the quarter ended March 30, 2012 increased approximately 17.9% to $98.1 million from $83.2 million for the quarter ended March 25, 2011. The increase in net sales was the result of increased case volume, as revenue per case declined quarter over quarter. Our increase in net sales attributable to acquisition activity was approximately $8.8 million, or 10.6%, with approximately $6.1 million, or 7.3%, of the increase attributable to organic growth. Our revenue growth was compressed by approximately a 173 basis point impact of net deflation and mix during the quarter. This was driven by substantial deflation as well as increased case volumes in our dairy category. This ultimately resulted in a compression of revenue of approximately $1.4 million quarter over quarter.

Gross profit increased approximately 18.2% to $26.0 million for the first quarter of 2012 from $22.0 million for the first quarter of 2011. Acquisition activity contributed approximately $2.3 million of the increase. Gross profit percentage increased by approximately ten basis points to 26.6% for the first quarter of 2012 from 26.5% for the first quarter of 2011.

Total operating expenses increased by approximately 23.7% to $21.0 million for the first quarter of 2012 from $17.0 million for the first quarter of 2011. Warehouse, distribution and selling costs increased by approximately $2.6 million and accounted for 15.3% of the quarter over quarter increase. Of the increase noted above, acquisition activity accounted for $1.4 million. General and administrative costs increased by approximately $1.4 million which is inclusive of $0.4 million of public company related costs and $0.3 million of noncash stock compensation charges.

1 Please see the Reconcilation of GAAP to Modified Pro Forma Net Income and the Reconciliation of EBITDA and Adjusted EBITDA to Net Income at the end of this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, modified pro forma net income available to common stockholders and modified pro forma EPS to these measures’ most directly comparable GAAP measures.

Operating income for the quarter ended March 30, 2012 was $5.1 million, which was consistent with operating income achieved for the quarter ended March 25, 2011.

Net income available to common stockholders was $2.6 million, or $0.13 per diluted share, for the first quarter of 2012 compared to $1.0 million, or $0.06 per diluted share, for the first quarter of 2011, which is in line with the company’s first quarter 2012 projections.

On a non-GAAP basis, modified pro forma net income available to common stockholders1 was $2.6 million and modified pro forma EPS was $0.13 for the first quarter of 2012 compared to modified pro forma net income available to common stockholders of $2.5 million and modified pro forma EPS of $0.12 for the first quarter of 2011.

Subsequent Events

Subsequent to the end of the first quarter of 2012, the Company announced a number of important developments, including the following:

•

the Company’s acquisition of Las Vegas-based Praml International, Ltd. for approximately $19.5 million in cash, which expands the Company’s operations in the exciting and growing Las Vegas, Nevada market;

•	the Company’s plans to renovate and significantly expand its Bronx, New York distribution facility and;

•	the Company’s entry into a new senior secured credit facility consisting of a $100 million revolving line of credit and a $40 million term loan.

“We believe our new expanded credit facility provides us with more flexibility to continue to pursue our acquisition and internal growth strategies” said Ken Clark, chief financial officer of The Chefs’ Warehouse, Inc.

2012 Guidance

The Chefs’ Warehouse, Inc. is updating its financial guidance for fiscal year 2012:

•	Revenue between $452.0 million and $462.0 million.

•	Net income per diluted share between $0.86 and $0.89.

•	Modified pro forma net income per diluted share between $0.91 and $0.94.

The above guidance takes into account our recent acquisition of Praml International, Ltd., the write-off of deferred financing fees from the refinancing of our senior secured credit facilities; duplicate rent expense that we expect to incur during the renovation and expansion of our Bronx, NY distribution facility; as well as the loss of drayage business from a single low margin customer. The guidance is based upon an estimated effective tax rate of 41% and an estimated fully diluted share count of 20,917,309.

Conference Call

The Company will host a conference call to discuss first quarter 2012 financial results today at 5:00 p.m. ET. Hosting the call will be Chris Pappas, chairman and chief executive officer, Jim Wagner, chief operating officer, and Ken Clark, chief financial officer. The conference call can be accessed live over the phone by dialing (877) 705-6003 or for international callers (201) 493-6725. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or for international callers (858) 384-5517; the conference ID is 392864. The replay will be available until Thursday, May 10, 2012. The call will also be webcast live from the Company’s investor relations website (http://investors.chefswarehouse.com).

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company’s vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; the risk of loss of customers due to the fact that the Company does not customarily have long-term contracts with its customers; changes in the availability or cost of the Company’s specialty food products; the ability to effectively price the Company’s specialty food products and reduce the Company’s expenses; the relatively low margins of the foodservice distribution industry and the Company’s sensitivity to inflationary pressures; the Company’s ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors and to integrate and realize expected synergies from those acquisitions; increased fuel costs and expectations regarding the use of fuel surcharges; the loss of key members of the Company’s management team and the Company’s ability to replace such personnel; and the strain on the Company’s infrastructure and resources caused by its growth. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 16,700 products to more than 9,800 customer locations throughout the United States.

Contacts:

Investor Relations

Don Duffy/Dara Dierks, (718) 684-8415

Media Relations

Ted Lowen, (646) 277-1238

THE CHEFS’ WAREHOUSE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

THIRTEEN WEEKS ENDED MARCH 30, 2012 AND MARCH 25, 2011

(unaudited; in thousands except share amounts and per share data)

	March 30, 2012	March 25, 2011

Sales	$98,069	$83,183
Cost of Sales	$72,020	$61,148

Gross Profit	$26,049	$22,035

Operating Expenses	$20,991	$16,976

Operating Income	$5,058	$5,059

Gain on Interest Rate Swap	$—	$(81)
Interest Expense	$549	$3,450
Loss on Sale of Assets	$—	$3

Pretax Income	$4,509	$1,687

Provision for Taxes	$1,876	$667

Net Income	$2,633	$1,020

Net Income Per Share
Basic	$0.13	$0.07
Diluted	$0.13	$0.06

Shares Outstanding
Basic	20,511,353	15,455,824
Diluted	20,896,071	16,000,000

THE CHEFS’ WAREHOUSE, INC.

RECONCILIATION OF GAAP TO MODIFIED PRO FORMA NET INCOME

THIRTEEN WEEKS ENDED MARCH 30, 2012 AND MARCH 25, 2011

(unaudited; in thousands except share amounts and per share data)

Adjustments to Reconcile GAAP to Modified Pro Forma Results

	March 30, 2012	March 25, 2011

Net Income	$2,633	$1,020

Incremental Public Company Costs (1)	—	(350)
Stock Compensation Charges(2)	—	(115)
Interest Expense (3)	—	3,017
Tax Effect Adjustments (4)	—	(1,046)

Total Adjustments	—	1,506

Modified Pro Forma Net Income	$2,633	$2,526

Diluted Earnings per Share - Modified Pro Forma	$0.13	$0.12

Diluted Shares Outstanding - Modified Pro Forma (5)	20,917,309	20,917,309

1.	Represents an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company.
2.	Represents the compensation charge on vesting equity grants provided at the time of the Company’s initial public offering (IPO).
3.	Represents an adjustment to interest expense assuming post-IPO leverage levels under the senior secured credit facility that we entered into upon consummation of our IPO.
4.	Represents the tax impact of adjustments 1 through 3 above.
5.	Represents diluted shares outstanding after giving effect to our IPO and equity grants given to key employees since then.

THE CHEFS’ WAREHOUSE, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME

THIRTEEN WEEKS ENDED MARCH 30, 2012 AND MARCH 25, 2011

(unaudited; in thousands except share amounts and per share data)

	13 Weeks Ended
	30-Mar-12	25-Mar-11

Net Income:	$2,633	$1,020
Interest expense	549	3,450
Depreciation & amortization	606	388
Provision for income tax expense	1,876	667

EBITDA (1)	$5,664	$5,525

Adjustments:
Gain on fluctuation of interest rate swap (2)	—	(81)
Loss on the marking to market of foreign exchange contracts (3)	—	(310)
Stock compensation (4)	258	—

Adjusted EBITDA (1)	$5,922	$5,134

1.	We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
2.	Represents the gain we experienced on our interest rate swap in each period. When we entered into our interest rate swap in 2005, we did not elect to account for it under hedge accounting rules. As such, the mark to market movement of the swap is recorded through our statement of operations. This interest rate swap expired January 2011.
3.	Represents the unrealized loss we experienced on our Eurodollar collar we entered into in the first quarter of 2011 as a hedge against imported products denominated and paid for in Euros.
4.	Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock to our key employees and our non-executive outside directors.

THE CHEFS’ WAREHOUSE, INC.

2012 FULLY DILUTED EPS GUIDANCE RECONCILIATION TO 2012 MODIFIED PRO FORMA

FULLY DILUTED EPS GUIDANCE(1)

	Low-End Guidance	High-End Guidance

Net income per diluted share	0.86	0.89

Duplicate facility rent(2)	0.02	0.02
Write-off of deferred financing fees(3)	0.03	0.03

Modified pro forma net income per diluted share	0.91	0.94

1.	Guidance is based upon an estimated effective tax rate of 41% and an estimated fully diluted share count of 20,917,309.
2.	Represents rent expense expected to be incurred n connection with the renovation and expansion of our Bronx facility while we are unable to utilize the facility during construction.
3.	Represents write-off of deferred financing fees from refinancing our senior secured credit facilities in April 2012.